EXHIBIT "B"
                                PAYMENT AGREEMENT
                               made by and between

                               AMMONIA HOLD, INC.

                                       and

                         CORPORATE RELATIONS GROUP, INC.

THIS AGREEMENT is made this 22nd day of May, 1997, will serve as confirmation of payment terms for services
to be provided AMMONIA HOLD, INC. ("CLIENT") whereby CORPORATE RELATIONS GROUP, INC. ("CRG") has agreed to perform said services as defined in the "Lead Generations/Corporate Relations Agreement."

                                      TERMS

A.       CLIENT will pay to CRG, FOUR HUNDRED FIVE THOUSAND DOLLARS
($405,000 U.S. cy).

B.       This Agreement is subject to compliance with the rules of the
 Exchanges on          which Client is listed and registered.

C. It is understood and agreed by the Parties that the above compensation in U.S. currency, or free trading shares of the Company, should be paid timely upon execution of this Agreement. CRG will retain the option, but is not compelled to begin its performance under this Agreement prior to the payment of such compensation in U.S. currency or free trading shares.

D. In the event of termination of the Agreement by Client, CRG shall be fully released and forever discharged by Client from any further obligations or liabilities with respect to the "Lead Generation/Corporate Relations Agreement" and any results therefrom, save and except liabilities arising from CRG's own negligence during the term of this Agreement. Concurrently, Client shall be fully released and forever discharged by CRG from any and all obligations of further payments or liabilities with respect to the "Lead Generation/Corporate Relations Agreement." This release in no way affects Point #7, Page 2 of the "Lead Generation/Corporate Relations Agreement."

E. Shares shall be made free trading through the registration that is mutually agreed upon by the Company's attorney and CRG's attorney.

F.       Company shall issue options to CRG as outlined below.

         Amount                             Price           Duration
         100,000 shares at                  $4.25           One (1) year from the date of this Agreement
         100,000 shares at                  $5.25           Two (2) years from the date of this Agreement
         100,000 shares at                  $6.25           Three (3) years from the date of this Agreement
         100,000 shares at                  $7.25           Five (5) years from the date of this Agreement
         100,000 shares at                  $8.25           Five (5) years from the date of this Agreement

G.The Client further agrees to issue immediately at no cost to CRG 100,000 Common Shares of 144 restricted stock; (1) the shares shall be returned in full if the Client completes the appropriate registration allowing
         CRG to exercise its options within a period of 120 days from the signing of this contract. (2) Should the
         Company fail to affect the appropriate registration within the aforementioned time, the Company and CRG agree that CRG shall be entitled to keep all 100,000 shares of 144 Restricted stock and then the shares will become the property of CRG and be considered additional payment of this
 agreement.   It is further agreed
         that CRG will have piggyback registration rights to register the aforementioned stock on any future registration at the Company's expenses.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

CORPORATE RELATIONS GROUP, INC.




BY:                                                          BY:
         Roberto E. Veitia, President            James W. Spratt III, Consultant



AMMONIA HOLD, INC.



BY:
         Mike Parnell, President